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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated January 26, 2000, on the consolidated balance sheets of U S WEST, Inc. (formerly known as USW-C, Inc., the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, statement of stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and on Schedule II, included in the Company's Form 10-K for the year ended December 31, 1999, into the Company's previously filed Registration Statements: the U S WEST, Inc. 1999 U S WEST Non-Executive Stock Plan on Form S-8 (333-81567) filed June 25, 1999, the 1999
U S WEST Stock Plan (333-86227), as amended, filed August 31, 1999, the
U S WEST, Inc. Deferred Compensation Plan on Form S-8 (333-53569), filed
May 26, 1998, the U S WEST, Inc. Long-Term Incentive Plan on Form S-8 (333-53567), filed May 26, 1998, the U S WEST, Inc. 1998 Stock Plan on Form S-8 (333-53565), filed May 26, 1998, the U S WEST, Inc. Savings Plan/ESOP on
Form S-8 (333-53563), filed May 26, 1998, the Shareowner Investment Plan on
Form S-3 (333-52781), filed May 15, 1998, the U S WEST Capital Funding, and the U S WEST, Inc. Registration Statement on Form S-3 (333-51907), as amended, filed May 6, 1998.

ARTHUR ANDERSEN LLP

Denver, Colorado,
March 3, 2000.